Filed Pursuant to Rule 424(b)(3)
File No. 333-157075

AEROFLEX INCORPORATED

SUPPLEMENT NO. 2 TO
MARKET MAKING PROSPECTUS DATED
FEBRUARY 11, 2009

THE DATE OF THIS SUPPLEMENT IS MARCH 10, 2009

On March 10, 2009, Aeroflex Incorporated filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

AEROFLEX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-02324	11-1974412
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

35 South Service Road
P.O. Box 6022
Plainview, New York		11803
(Address of Principal Executive Offices)		(Zip Code)

(516) 694-6700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events.

On March 9, 2009, Aeroflex Incorporated (the “Company”) announced that it completed its offer to exchange (the “Exchange Offer”) up to $225,000,000 aggregate principal amount of its 11.75% Senior Notes due February 15, 2015 (the “Notes”) initially issued by the Company in August 2008 in a private offering for an equal principal amount of 11.75% Senior Notes due February 15, 2015 registered under the Securities Act of 1933, as amended.  The Exchange Offer expired at 5:00 p.m., New York City time, on March 6, 2009.

A total of $225,000,000 aggregate principal amount of the Notes, representing 100% of the outstanding principal amount of the Notes, was validly tendered and accepted for exchange by the Company.

A copy of the Company’s press release announcing the completion of the Exchange Offer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits.

99.1.         Press Release, dated March 9, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ Charles Badlato
Charles Badlato
Vice President - Treasurer

Date:   March 9, 2009

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Exhibit Index

99.1.	Press release, dated March 9, 2009

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:
Leonard Borow
(516) 694-6700

AEROFLEX INCORPORATED COMPLETES
THE EXCHANGE OFFER FOR ITS
11.75% SENIOR NOTES DUE FEBRUARY 15, 2015

PLAINVIEW, NEW YORK, March 9, 2009—Aeroflex Incorporated (“Aeroflex”) announced today that it has completed its pending offer to exchange (the “Exchange Offer”) up to $225,000,000 aggregate principal amount of its 11.75% Senior Notes due February 15, 2015 (the “Notes”) that were initially issued in a private placement transaction in August 2008 for an equal principal amount of 11.75% Senior Notes due February 15, 2015 registered under the Securities Act of 1933, as amended.  The Exchange Offer expired at 5:00 p.m., New York City time, on March 6, 2009.  A total of $225,000,000 aggregate principal amount of the Notes, representing 100% of the outstanding principal amount of the Notes, was validly tendered and accepted for exchange by Aeroflex.

About Aeroflex

Aeroflex Incorporated is a global provider of high technology solutions to the aerospace, defense and broadband communications markets.  The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products.  Additional information concerning Aeroflex Incorporated can be found on the Company’s Website:  www.aeroflex.com.

All statements other than statements of historical fact included in this press release regarding Aeroflex’s business strategy and plans and objectives of its management for future operations are forward-looking statements.  When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of Aeroflex’s management, as well as assumptions made by and information currently available to its management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions.  Such statements reflect our current views with respect to the future and are subject to these and other risks, uncertainties and assumptions.  Aeroflex does not undertake any obligation to update such forward-looking statements.